EXHIBIT 16.1
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October 2, 2001


Securities and Exchange Commission
Washington, D.C.  20549



Ladies and Gentlemen:

We were previously principal accountants for Insilco Technologies, Inc. and, under the date of February 2, 2001, we reported on the consolidated financial statements of Insilco Technologies, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On September 24, 2001 our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated October 2, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to dismiss KPMG and to engage PricewaterhouseCoopers LLP was approved by the unanimous vote of the Company's board of directors. We also are not aware of the existence of a condition required to be reported under Item 304(a)(1)(v) of Regulation S-K. Therefore, we take no position with respect to the Company's statements contained in paragraphs two and three of Item 4. We also are not in a position to agree or disagree with the Company's statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,

/s/ KPMG LLP